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                                                                       EXHIBIT 7



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Accounting and actuarial experts" and "Financial statements of "John Hancock and the Account" in the Prospectus and to the inclusion of our reports dated February 11, 2000, with respect to the financial statements included in the Annual Report of John Hancock Mutual Variable Life Insurance Account UV, and March 10, 2000, with respect to the financial statements included in the Annual Report of John Hancock Mutual Life Insurance Company, included in this Post-Effective Amendment No. 8 to the Registration Statement (Form S-6, No. 33-64364).


                                            /s/ ERNST & YOUNG LLP

                                            ERNST & YOUNG LLP


Boston, Massachusetts
June 30, 2000